As filed with the Securities and Exchange Commission on February 24, 2012

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

STANLEY BLACK & DECKER, INC.

(Exact Name of Registrant as Specified in Its Charter)

Connecticut	1000 Stanley Drive New Britain, Connecticut 06053	06-0548860
(State or Other Jurisdiction of Incorporation or Organization)	(Address of Principal Executive Offices Including Zip Code)	(I.R.S. Employer Identification No.)

THE STANLEY BLACK & DECKER, INC.

RETIREMENT ACCOUNT PLAN

(Full Title of the Plan)

Bruce H. Beatt, Esquire

Stanley Black & Decker, Inc.

1000 Stanley Drive

New Britain, Connecticut 06053

(860) 225-5111

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered(1)	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Common Stock, par value $2.50 per share (and associated Series A Junior Participating Preferred Stock Purchase Rights)	4,000,000	$75.66	$302,640,000	$34,682.54

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers additional securities that may become issuable under the above Plan by reason of certain corporate transactions or events, including any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of Common Stock. An indeterminate number of interests to be offered or sold pursuant to the plan described herein were previously registered on Registration Statements on Form S-8 (File Nos. 033-55663 and 033-41612).
(2)	Estimated for purposes of calculation of the Registration Fee pursuant to Rule 457(c) and based upon the average of the high and low prices of the Common Stock of the Registrant as reported on the New York Stock Exchange on February 21, 2012, a date that is within five business days prior to the date of the filing of this Registration Statement.
(3)	Pursuant to General Instruction E of Form S-8, the Registration Fee is paid only with respect to the additional 4,000,000 shares of Common Stock being registered hereby.

EXPLANATORY NOTE

This Registration Statement relates to Registration Statements on Form S-8 (File Nos. 033-55663 and 033-41612) filed by Stanley Black & Decker, Inc. (the “Registrant”) with the Securities and Exchange Commission (the “Commission”) covering an aggregate of 15,100,000 shares, after giving effect to applicable stock splits, of the Registrant’s common stock, par value $2.50 per share (the “Common Stock”), issued or to be issued under The Stanley Black & Decker, Inc. Retirement Account Plan (the “Plan” and f/k/a The Stanley Account Value Plan f/k/a The Stanley Works 401(k) Savings Plan f/k/a The Stanley Works Savings Plan for Salaried Employees of The Stanley Works). This Registration Statement is being filed to register an additional 4,000,000 shares of Common Stock to be sold pursuant to the Plan. The contents of the prior Registration Statements on Form S-8 (File Nos. 033-55663 and 033-41612) are incorporated herein by reference.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I will be sent or given to participants as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE.

The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed with the Commission:

(1)	Annual Report on Form 10-K for the fiscal year ended December 31, 2011;

(2)	Current Report on Form 8-K, filed with the Commission on January 6, 2012;

(3)	Current Report on Form 8-K, filed with the Commission on February 14, 2012;

(4)	the description of the Common Stock contained in the Registrant’s registration statement on Form 8-A, filed with the Commission under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on November 1, 1985, and any amendment or report filed for the purpose of updating such description (including the amendment filed on March 12, 2010); and

(5)	the description of the rights associated with our Common Stock contained in our registration statement on Form 8-A/A, filed with the Commission on July 23, 2004, and any amendment or report filed for the purpose of updating such description (including the amendment filed on December 22, 2009).

In addition, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.	DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5.	INTEREST OF NAMED EXPERTS AND COUNSEL.

The validity of the Common Stock being registered pursuant to this Registration Statement has been passed upon by Bruce H. Beatt, Senior Vice President, General Counsel and Secretary of the Registrant. Mr. Beatt holds options to purchase the Registrant’s Common Stock, owns shares of the Registrant’s Common Stock and is a participant in the Plan.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Sections 33-770 through 33-776 of the Connecticut Business Corporation Act, or CBCA, provide that a corporation in the Registrant’s circumstances may indemnify a director or officer against judgments, fines, penalties, amounts paid in settlement and reasonable expenses actually incurred by him, including attorneys’ fees, for actions brought against him in his capacity as a director or officer, when it is determined by certain disinterested parties that he acted in good faith in a manner he reasonably believed to be in the corporation’s best interest (or in the case of conduct not in his official capacity, at least not opposed to the best interests of the corporation). In any criminal action or proceeding, it also must be determined that the director or officer had no reasonable cause to believe that his conduct was unlawful. The director or officer must be indemnified when he is wholly successful on the merits or otherwise in the defense of a proceeding or in circumstances where a court determines that he is entitled to indemnification or that it is fair and reasonable that the director or officer be indemnified. In connection with shareholder derivative suits, the director or officer may not be indemnified except for reasonable expenses incurred in connection with the proceeding (and then only if it is determined that he met the relevant standard of conduct described above), subject, however, to courts’ power under Section 33-774 to order indemnification. Unless ordered by a court under Section 33-774, a corporation may not indemnify a director with respect to conduct for which he was adjudged liable on the basis that he received a financial benefit to which he was not entitled, whether or not he was acting in his official capacity.

The Registrant’s certificate of incorporation provides that no director of the Registrant will be personally liable to the Registrant or any of its shareholders for monetary damages in an amount greater than the compensation received by that director for serving the Registrant during the year of the violation to the extent permitted by applicable law, which permits such limitation provided that such violation must not involve a knowing and culpable violation of law, enable the director or an affiliate to receive an improper personal gain, show a lack of good faith and a conscious disregard for the director’s duty to the corporation, amount to an abdication of the director’s duty to the corporation, or create liability for an unlawful distribution.

The Registrant’s bylaws also provide for the indemnification of directors and officers to the extent permitted by applicable law.

The Registrant has purchased insurance providing officers and directors of the Registrant (and their heirs and other legal representatives) coverage against certain liabilities arising from any negligent act, error, omission or breach of duty claimed against them solely by reason of their being such officers and directors, and providing coverage for the Registrant against its obligation to provide indemnification as required by the above-described statute.

Because the Registrant was incorporated under Connecticut law prior to January 1, 1997 and its certificate of incorporation does not provide otherwise, the Registrant is required to indemnify a director to the extent indemnification is permitted under the CBCA, subject to certain exceptions and procedural requirements of the CBCA.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8.	EXHIBITS.

The exhibits to this Registration Statement are listed in the Exhibit Index, which appears at the end of this Registration Statement and is incorporated by reference herein.

ITEM 9.	UNDERTAKINGS.

(a) The undersigned Registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;

(2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Britain, State of Connecticut, on this 24th day of February, 2012.

STANLEY BLACK & DECKER, INC.

By:	/s/ Bruce H. Beatt

Name:	Bruce H. Beatt

Title:	Senior Vice President, General Counsel
and Secretary

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on this 24th day of February, 2012.

Signature	Title

* John F. Lundgren	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ Donald Allan, Jr. Donald Allan, Jr.	Senior Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Jocelyn S. Belisle Jocelyn S. Belisle	Chief Accounting Officer

* Nolan D. Archibald	Chairman and Director

* John G. Breen	Director

* George W. Buckley	Director

* Patrick D. Campbell	Director

* Carlos M. Cardoso	Director

* Virgis W. Colbert	Director

* Robert B. Coutts	Director

* Benjamin H. Griswold, IV	Director

Eileen S. Kraus	Director

* Anthony Luiso	Director

* Marianne M. Parrs	Director

Robert L. Ryan	Director

* By:	/s/ Bruce H. Beatt (Attorney-in-fact)

EXHIBIT INDEX

Exhibit	Description

4.1	Restated Certificate of Incorporation dated September 15, 1998 (incorporated by reference to Exhibit 3(i) to the Registrant’s Quarterly Report on Form 10-Q filed on May 13, 2010).

4.2	Certificate of Amendment to the Restated Certificate of Incorporation dated December 21, 2009 (incorporated by reference to Exhibit 3(ii) to the Registrant’s Quarterly Report on Form 10-Q filed on May 13, 2010).

4.3	Certificate of Amendment to the Restated Certificate of Incorporation dated March 12, 2010 (incorporated by reference to Exhibit 3(iii) to the Registrant’s Quarterly Report on Form 10-Q filed on May 13, 2010).

4.4	Certificate of Amendment to the Restated Certificate of Incorporation dated November 5, 2010 (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on November 9, 2010).

4.5	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed on March 12, 2010).

4.6	Amendment to Amended and Restated Bylaws dated February 15, 2011 (incorporated by reference to Exhibit 3(ii) to the Registrant’s Current Report on Form 8-K filed on February 16, 2011).

4.7	Rights Agreement, dated as of January 19, 2006, by and between The Stanley Works and Computershare Investor Services L.L.C. (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K/A dated February 22, 2006).

4.8	Amendment No. 1 to Rights Agreement, dated as of December 21, 2009 (incorporated by reference to Exhibit 4.2 to the Registrant’s Current Report on Form 8-K dated December 21, 2009).

4.9*	The Stanley Black & Decker, Inc. Retirement Account Plan.

5.1*	Opinion of Bruce H. Beatt.

23.1*	Consent of Ernst & Young LLP.

23.3*	Consent of Bruce H. Beatt (included in Exhibit 5.1).

24.1*	Powers of Attorney.

*	Filed herewith.